EXHIBIT H.1
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

           SCHEDULE OF ESTIMATED FEES, COMMISSIONS AND EXPENSES
                                   CL&P


   Legal Fees
      Counsel to the Purchaser and Agent      65,000
      Counsel to the Applicants               50,000

   Northeast Utilities Service Company        53,000
   (Financial, Accounting, Legal and Other
    Fees and Services)

   Total Estimate of Fees, Commissions and
    Expenses                                $168,000*



   * It is estimated that approximately $60,000 will be related to the set up of CRC.
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